October 26, 2011

Bertelsmann Asia Investments AG

Attn: Dr. Martin Dannhoff

Re: Purchase of Shares of China Distance Education Holdings Limited (the "Company")

Dear Sir or Madam,

In connection with the execution and delivery of the Securities Purchase Agreement dated October 26, 2011 (the "Securities Purchase Agreement"), each of the undersigned, being the sole beneficial owner of each of Champion Shine Trading Limited ("CST") and Champion Education Holdings Limited ("CEH", and together with CST, the "Purchasers"), hereby acknowledges and confirms my agreement with Bertelsmann Asia Investments AG ("BAI") to the following:

1. I will ensure that the payment obligations under the Securities Purchase Agreement and the promissory notes issued thereunder (the "Notes") constitute the direct and unconditional obligations of the Purchasers and rank in priority to all their other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

2. So long as any of the Notes remain outstanding, I will not sell, gift, transfer, exchange, assign, charge, mortgage, pledge, encumber, grant any security interest, option, warrant or other right or interest of the like or otherwise dispose ("Transfer") of, or cause the Transfer of, any of the shares of the Company that have been or will be pledged in favor of BAI under the Deed of Share Charge dated October 26, 2011 (the "Share Charge") directly or indirectly (through Transfer of any equity interest in any of CST and CEH or otherwise), legally or beneficially held by me or enter into any agreement for any of the foregoing or cause any of the foregoing to occur.

3. So long as any of the Notes remain outstanding, I will not cause any of the following events to occur: (i) any default in the payment under the Notes, (ii) any representation or warranty in (or in connection with) the Securities Purchase Agreement or Share Charge not being true and correct in all material respects when made or deemed to be made, (iii) any Purchaser's breach or violation, or failure to perform fully, any of its covenant, agreement, undertaking or obligation under the Securities Purchase Agreement, Notes or Share Charge, or (iv) any Purchaser's entering into of bankruptcy, liquidation, dissolution or becoming insolvent, and will notify BAI promptly of the occurrence of any such event.

4. So long as any of the Notes remain outstanding, I will immediately notify BAI of any action, proceeding, or investigation or legal, administrative, arbitral or other method of settling disputes or disagreement against any of the Purchasers or any of the undersigned.

5. I unconditionally and irrevocably guarantee as a continuing obligation the proper and punctual performance by the Purchasers of all their obligations, and agree to be jointly and severally liable for any of the representations, warranties, acknowledgements, confirmations,

severally liable for any of the representations, warranties, acknowledgements, confirmations, agreements, undertakings, covenants, indemnities and all other obligations, under or pursuant to the Securities Purchase Agreement, the Notes, and the Share Charge.

6. I will ensure that the Share Charge be filed or registered with all relevant governmental authorities and take all other actions necessary to perfect and protect the share pledge under the Share Charge, in each case within the statutory time period for such filings or registrations.

7. I will cooperate with BAI fully and will at any time and from time to time, upon BAI's reasonable request, take such action and execute, acknowledge and deliver all such instruments as may be necessary to carry out the provisions, purposes, and intent of the Share Charge.

8. This letter shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region without giving effect to the principles of conflicts of law of any jurisdiction.

9. This letter is signed by the undersigned under hand and seal as a deed.

SIGNED, SEALED and DELIVERED)
as a **DEED** by ZHU ZHENGDONG)
in the presence of:)

SIGNED, SEALED and DELIVERED)
as a **DEED** by YIN BAOHONG)
in the presence of:)